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                             AMES DEPARTMENT STORES, INC.          Exhibit 20
                               AUGUST RESULTS VS. PLAN              Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                                  August, 1996       Fiscal 1996 Yearto-Date
                                                Last                       Last
                              ActualPlan (a)  Yr (b)   Actual Plan (a)   Yr (b)
INCOME SUMMARY:
Net Sales                    $153.4  $153.4   $151.1 $1,091.2 $1,110.3 $1,089.6

FIFO  Margin     $             40.0    37.7     36.5    295.0    291.7    285.5
      Margin     %             26.1%   24.6%    24.2%    27.0%    26.3%    26.2%

Total Expenses                (42.3)  (42.3)   (42.9)  (300.8)  (305.2)  (311.1)

Other Income                    2.2     2.2      2.1     14.7     15.8     21.7
                             ---------------------------------------------------
EBITDA                         (0.1)   (2.4)    (4.3)     8.9      2.3     (3.9)

Pre-Opening Expenses           (0.4)   (0.4)       -     (1.4)    (1.4)       -
Depreciation and Amort (net)   (0.4)   (0.3)    (0.2)    (2.8)    (2.5)    (1.4)
Net Interest Expense           (1.8)   (2.0)    (2.1)   (11.2)   (13.2)   (13.6)
Other Inc (Exp), Incl LIFO        -       -        -      0.4        -      1.0
Non-Cash Inc Tax Ben (Exp)      0.8     1.5      2.0      1.8      4.4      5.4

                             ---------------------------------------------------
Net Income (Loss)             ($1.9)  ($3.6)   ($4.6)   ($4.3)  ($10.4)  ($12.5)
                             ===================================================


                                                      Balance at End of Period
                                                                         Last
                                                      Actual  Plan (a)   Yr (b)
                                                     ---------------------------
BALANCE SHEET SUMMARY:
Cash and Cash Equivalents                               $24.7    $26.1    $23.3
Merchandise Inventories, LIFO                           480.9    471.5    511.3
Other Current Assets                                     49.3     51.3     46.2
                                                     ---------------------------
      Total Current Assets                              554.9    548.9    580.8
Net Fixed Assets                                         61.7     68.2     49.7
Long-Term Assets                                          5.3      6.5      4.6
                                                     ---------------------------
      Total Assets                                     $621.9   $623.6   $635.1
                                                     ===========================

Trade Accounts Payable                                 $157.6   $148.8   $140.1
Short-Term Debt (Revolver)                              118.2    130.0    128.9
Other Current Liabilities                               164.2    168.9    158.2
                                                     ---------------------------
      Total Current Liabilities                         440.0    447.7    427.2

Long-Term Debt                                           13.2     13.4     26.1
Other Long-Term Liabilities                              33.1     33.6     42.5

Unfavorable Lease Liability                              17.7     17.4     21.8
Fresh-start Excess Net Assets (Negative Goodwill)        38.9     38.9     45.1

Paid-In-Capital                                          81.0     81.0     81.0
Retained Earnings (Deficit)                              (2.0)    (8.4)    (8.6)
                                                     ---------------------------
      Total Stockholders' Equity                         79.0     72.6     72.4
                                                     ---------------------------
      Total Liabilities & Equity                       $621.9   $623.6   $635.1
                                                     ===========================

  (a) As reported on Form 8-K dated June 11, 1996.
  (b) Certain restatements have been made in the fiscal 1995 account balances:
      (i) Net sales have been restated to reflect the effect of recording senior citizen discounts as markdowns which conforms with the fiscal 1996 treatment. This restatement has no impact on the fiscal 1995 reported gross margin, EBITDA and net income.
      (ii)EBITDA has been restated to reflect the cash disbursements related to the closing of a distribution center for which a reserve had been established in fiscal 1994. This restatement has no impact on fiscal 1995 reported net income.

NOTE: EBITDA, as amended in January, 1996, is earnings (loss) before net interest expense, income taxes, LIFO expense, extraordinary or non-recurring items (including certain pre-opening expenses), depreciation, amortization and other non-cash charges and gain or loss on the sale of properties after January 28, 1996. Prior to January, 1996, EBITDA was similarly defined, except that it included all pre-opening expenses and gains or losses on the sale of properties.

                                    Page 6 of 7
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